EXHIBIT 23

Consent of Independent Auditors



The Board of Directors
Airgas, Inc.

We consent to incorporation by reference in the registration statement (No. 333-60999) on Form S-8 of Airgas, Inc. of our report dated March 19, 1999 relating to the statement of financial position of the Airgas, Inc. 1998 Employee Stock Purchase Plan as of December 31, 1998 and the related statement of changes in participants' equity for the period from August 5, 1998 (inception) to December 31, 1998 which report is included in the December 31, 1998 Annual Report on Form 11-K of the Airgas, Inc. 1998 Employee Stock Purchase Plan.



KPMG LLP


Philadelphia, Pennsylvania
March 25, 1999